Exhibit 4.1
SUPPLEMENTAL INDENTURE
THIS INITIAL SUPPLEMENTAL INDENTURE, dated as of July 31, 2025 (this “Supplemental Indenture”), by and among StoneX Payments Inc. (f/k/a/ StoneX Bullion Inc.), a Florida corporation, StoneX Commodity Solutions LLC (f/k/a FCStone Merchant Services, LLC), a Delaware limited liability company, FCStone Group, Inc., a Delaware corporation, StoneX Technology Services LLC (f/k/a INTL Technology Services, LLC), a Delaware limited liability company, StoneX (Netherlands) B.V. (f/k/a INTL FCStone (Netherlands) BV), a private company with limited liability incorporated under the laws of the Netherlands, GAIN Capital Holdings, Inc., a Delaware corporation, GAIN Holdings, LLC, a Delaware limited liability company, Global Futures & Forex, Ltd., a Michigan corporation, S.L. Bruce Financial Corporation, an Ohio corporation, GCAM, LLC, a Delaware limited liability company, Gain Capital Holdings International, LLC, a Delaware limited liability company and StoneX Payment Services Ltd., a Washington profit corporation (the “Guaranteeing Subsidiaries”), StoneX Group Inc., a Delaware corporation (the “Issuer”), the Guarantors party to the Indenture (as defined below) and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, StoneX Escrow Issuer LLC (the “Escrow Issuer”) and the Guarantors party thereto from time to time have heretofore executed and delivered to the Trustee the Indenture, dated as of July 8, 2025 (as amended, supplemented or otherwise modified to the date of this Supplemental Indenture, the “Indenture”), governing the Issuer’s 6.875% Senior Secured Notes due 2032 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Issuer and the Guaranteeing Subsidiaries shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture, (i) which shall evidence the assumption by the Issuer of all of the Escrow Issuer’s obligations under the Notes and the Indenture, in each case, on the terms and conditions set forth herein and under the Indenture and (ii) pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, each Guaranteeing Subsidiary, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.CAPITALIZED TERMS. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

2.ASSUMPTION OF THE ESCROW ISSUER’S OBLIGATIONS. The Issuer hereby confirms that, pursuant to the merger of the Escrow Issuer with and into the Issuer, occurring immediately prior to the execution and delivery of this Supplemental Indenture, it has fully and unconditionally assumed the Escrow Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth therein and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of the Escrow Issuer under the Indenture and the Notes.
3. 3.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby agree to provide a full and unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, without limitation, Article 11 thereof.
4. 4.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Issuer, the Guaranteeing Subsidiaries or any other Guarantors under the Indenture Documents or this Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.
5. 5.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6. 6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture manually, electronically or by facsimile. Each signed copy or counterpart shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by portable document format transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by portable document format shall be deemed to be their original signatures for all purposes.
7. 7.    EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.
8. 8.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of th

e Indenture for all purposes, and each Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
9. 9.    TRUSTEE. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Issuer.
10. 10.    NOTICES. Notices to the Guaranteeing Subsidiaries shall be made in accordance with Section 13.01 of the Indenture at the address for the Issuer and the Guarantors set forth in Section 13.01.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.
STONEX GROUP INC.,
as Issuer
By:    /s/ William J. Dunaway
    Name: William J. Dunaway
    Title: Chief Financial Officer
By:    /s/ David A. Bolte
    Name: David A. Bolte
    Title: Secretary
STONEX (NETHERLANDS) B.V.

By:    /s/ Krijnburg B.V.
    Name: Krijnburg B.V.
    Title: Director

STONEX PAYMENTS INC.
STONEX COMMODITY SOLUTIONS LLC
FCSTONE GROUP, INC.
STONEX TECHNOLOGY SERVICES LLC
GAIN CAPITAL HOLDINGS, INC.
S.L. BRUCE FINANCIAL CORPORATION

By:    /s/ David A. Bolte
    Name: David A. Bolte
    Title: Secretary

GLOBAL FUTURES & FOREX, LTD.

By:    /s/ Alexander Bobinski
    Name: Alexander Bobinski
    Title: Manager

GAIN HOLDINGS, LLC,
GAIN CAPITAL HOLDINGS
INTERNATIONAL, LLC
GCAM, LLC

By:    /s/ Stuart Davison
    Name: Stuart Davison
    Title: Manager

STONEX PAYMENT SERVICES LTD.

By:    /s/ David A. Bolte
    Name: David A. Bolte
    Title: Assistant Secretary

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee and Collateral Agent
By:    /s/ Glenn G. McKeever
    Authorized Signatory

[Signature Page to Supplemental Indenture]